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                                                             EXHIBIT 12

               INDIANA GAS COMPANY, INC.
               AND SUBSIDIARY COMPANIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (In Thousands, Except Ratios)

                                  Twelve Mos.
                                     Ended           Fiscal Year Ended September 30
                                    3/31/97      1996     1995     1994     1993     1992
Earnings:
 Net income                         $35,430   $38,630  $32,109  $34,596  $28,534  $25,743
 Adjustments:
   Income taxes                      20,190    22,568   18,630   17,977   16,030   12,800
   Fixed charges (see below)         17,515    16,844   16,395   16,986   17,556   15,642
Total adjusted earnings             $73,135   $78,042  $67,134  $69,559  $62,120  $54,185


Fixed charges:
 Total interest expense             $16,561   $15,907  $15,530  $16,037  $16,640  $14,556
 Interest component of rents            954       937      865      949      916    1,086
Total fixed charges                 $17,515   $16,844  $16,395  $16,986  $17,556  $15,642
Ratio of earnings to fixed charges      4.2       4.6      4.1      4.1      3.5      3.5

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